Exhibit 23.1

May 6, 2009

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

Reference is made to the Remarketing Prospectus Supplement dated May 1, 2009 relating to Wells Fargo & Company Remarketed Senior Debentures due 2033 (the “Remarketing Prospectus Supplement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby consent to the inclusion of our opinion and to the reference to us under the heading “Material United States Federal Income Tax Considerations” in the Remarketing Prospectus Supplement.

Very truly yours,

/s/ Faegre & Benson LLP
FAEGRE & BENSON LLP